SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 2nd day of May, 2018, to the Distribution Agreement dated as of May 2, 2012 (the “Agreement”), as previously amended, is entered into by and among Brown Advisory Funds, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Brown Advisory LLC, the investment adviser to the Trust (the “Advisor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement deisre to amend the fees of the Trust;

NOW, THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Any references to “Exhibit B” of the Agreement are hereby deemed to be references to “Exhibit A”.

Any references to “out-of-pocket” expenses in the Agreement are hereby deemed to be references to “miscellaneous expenses”.

The previously amended Exhibit A of the Agreement shall be amended and replaced in its entirety with the amended Exhbit A (“Amended Exhibit A”) attached hereto.

The Agreement, as hereby amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be exeucted by a duly authorized officer on one or more counterparts as of the date first above written.

BROWN ADVISORY FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/ David M. Churchill	By: /s/ James Schoenike

Name: David M. Churchill	Name: James Schoenike

Title: President	Title: President

BROWN ADVISORY FUNDS

By: /s/ David M. Churchill

Name: David M. Churchill

Title: CFO/COO

Amended Exhibit A
 to the Distribution Agreement – Brown Advisory Funds
Annual Fee Schedule at June, 2018

Regulatory Distribution Annual Services per Fund

$[  ]/Fund

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪	$[ ] per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.
▪
$[  ] FINRA filing fee per communication piece for the first [  ] pages (minutes if audio or video); $[  ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$[ ] for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter, [ ] hour initial turnaround.
▪
$[  ] FINRA filing fee per communication piece for the first [  ] pages (minutes if audio or video); $[  ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪	$[ ] per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$[ ] per FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Marketing Support Services
▪	The design and/or production of fact sheets, commentaries, brochures and other sales support materials-Project priced via proposal

Chief Compliance Officer Support Fee (Fund Complex)*
▪	$[ ] per year

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred::
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees and other costs to fulfill regulatory requirements
▪	Travel, lodging, and meals

Additional services not included above shall be mutually agreed upon at the time of the service being added.  In addition to the fees described above, additional fees may be charged to the extent that charges to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements), provided that USBFS shall inform the Trust as far in advance as reasonably practicable regarding any such planned or actual additional fees.

Fees are calculated pro rata and billed monthly.